Exhibit 99.1

Molecular Pharmacology (USA) Limited 8721 Santa Monica Blvd., Suite 1023 Los Angeles, CA 90069-4507

Symbol: MLPH	Molecular Pharmacology (USA) Limited Signs Share Purchase Agreement	November 29, 2005.

Los Angeles, CA, November 29, 2005 - Molecular Pharmacology (USA) Limited (OTCBB: MLPH) ("Molecular") reports that it has entered into a Share Purchase Agreement (the "Agreement") with Pharmanet Group Limited ("Pharmanet") to acquire 100% of the issued and outstanding share capital of Molecular Pharmacology Limited ("MPL"). MPL is incorporated under the laws of Australia and is a wholly owned subsidiary company of Pharmanet, an Australian company listed on the Australian Stock Exchange.

Under the terms of this Agreement, Molecular has agreed to issue eighty eight million (88,000,000) shares of restricted shares of its common stock to Pharmanet in exchange for 100% of the issued and outstanding shares of MPL.

Completion of the transaction is subject to a number of conditions, including but not limited to, the approval of the shareholders of Molecular. The transaction cannot be closed until this shareholder approval is obtained. There can be no assurance that the transaction will be completed as proposed or at all.

Earlier this fall, Molecular entered into a licensing agreement with MPL. Under the licensing agreement MPL granted Molecular the exclusive rights to distribute, market, promote, detail, advertise and sell certain "Licensed Products", with metallo-polypeptide analgesic as an active ingredient, in the United States (excluding its territories and possessions).

Investors are cautioned that, except as disclosed in the management information circular to be prepared in connection with the transaction, any information released or received with respect to the transaction may not be accurate or complete and should not be relied upon. Trading in the securities of Molecular should be considered highly speculative.

For further information please contact:

Ian Downs
Molecular Pharmacology (USA) Limited
Telephone: 888-327-4122